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                                                                      EXHIBIT 23


                       CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in this Annual Report (Form 10-K) of American Standard Companies Inc. and in the Registration Statements on Form S-3 pertaining to the registration of $750,000,000 of debt securities (Registration No. 333-67943), From S-8 pertaining to the Stock Incentive Plan (Registration No. 33-63007) and Form S-8 pertaining to the Employee Stock Purchase Plan (Registration No. 333-40575) of our reports dated February 19, 1999 with respect to the consolidated financial statements of American Standard Companies Inc. included in the Financial Supplement, and with respect to the financial statement shcedules included in this Annual Report (Form 10-K).



                                                        /s/ Ernst and Young LLP



New York, New York
March 31, 1999